EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Pan Pacific Retail Properties, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-63743, 333-72551, 333-37564, 333-64736, 33-101377 and 33-103498 each on Form S-3 of Pan Pacific Retail Properties, Inc. and to incorporation by reference in Registration Statement Nos. 333-61169 and 333-51384 each on Form S-8 of Pan Pacific Retail Properties, Inc., of our report dated January 31, 2003, relating to the consolidated balance sheets of Pan Pacific Retail Properties, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related Schedule III, which report appears in the December 31, 2002, annual report on Form 10-K of Pan Pacific Retail Properties, Inc.

San Diego, California

March 26, 2003